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EXHIBIT 12

FRANKLIN FINANCE CORPORATION

COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS



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
                                                                           FOR THE YEARS ENDED
                                                                               DECEMBER 31,
                                                          -------------------------------------------------------
                                                             2000                  1999                  1998
                                                          -------------------------------------------------------
Net income                                                $2,847,455            $2,467,247            $2,763,552
Fixed charges:
Income before fixed charges                                2,847,455             2,467,247             2,763,552
Fixed charges, as above
Preferred stock dividend requirements                      1,800,900             1,800,900             1,801,447
Fixed charges and preferred stock dividends                1,800,900             1,800,900             1,801,447
Ratio of income to fixed charges
  and prefered stock dividend requirements                      1.58                  1.37                  1.53

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